EXHIBIT 10.2

SECOND AMENDMENT
to
LEASE BETWEEN

EMERY STATION JOINT VENTURE, LLC (LANDLORD)
And
BIONOVO, INC. (TENANT)

EMERYSTATION 1 PROJECT
Emeryville, California

That certain Lease dated July 6, 2005 by and between Emery Station Joint Venture, LLC, as Landlord, and BioNovo, Inc., a Delaware Corporation, (successor-in-interest to both BioNovo, Inc. and to Lighten Up Enterprises International, Inc, which companies were joint and several tenants under the original Lease), as such Lease was amended by First Amendment thereto dated November 4, 2005 (the original Lease and First Amendment thereto being referred to herein as “the Lease”), is hereby further amended as follows:

I.
The Premises currently measure 3,226 rentable square feet. Pursuant to the terms herein, that space shall be expanded to include the additional space on the third floor more specifically depicted on Exhibit A attached hereto. This new space, hereinafter referred to as the “Expansion Space”, measures 6,135 rentable square feet. The original space of 3,226 rentable square feet and the Expansion Space of 6,135 rentable square feet, together measuring 9,361 rentable square feet, shall hereinafter be considered “the Premises” for purposes of the Lease, as amended.

II.
The Term of the Lease for the entirety of the Premises (original space plus Expansion Space) shall be extended such that the new expiry date shall be a full four (4) years following the Substantial Completion of tenant improvements to the Expansion Space (the “Expansion Space Substantial Completion Date”), subject to Tenant Delay. For example, if the Expansion Space Substantial Completion Date occurs 8/31/2006, the Lease Term shall be extended so that its new maturity will be 8/31/2010.

III.	Monthly Triple Net Base Rent applicable to the Expansion Premises shall be as follows:

Months 1 - 12 $18,589.05 ($3.03/rentable sq.ft./month * 6,135 rentable sq.ft.)

Month 1 commences upon the Expansion Space Substantial Completion Date, subject to Tenant Delay. Tenant shall pay the first month’s Monthly Triple Net Base Rent for the Expansion Space to Landlord within five (5) days of the signing hereof.

At the beginning of the first calendar day of the month that falls closest to the start of the thirteenth month following the Expansion Space Substantial Completion Date, and annually thereafter, this Monthly Triple Net Base Rent shall be increased by three percent (3%).

In addition to Triple Net Base Rent, Tenant’s obligation to pay Operating Expenses and Taxes applicable to the Expansion Space commences upon the Expansion Space Substantial Completion Date and will be estimated and paid pursuant to the terms of the existing Lease.

Because the term of the original 3,226 rentable square foot space is being extended beyond its existing September 23, 2009 expiry date pursuant to Section II hereof, the Monthly Triple Net Base Rent applicable to both that original space and to the Expansion Space during the Lease

Term beyond September 23, 2009 shall be calculated at the rates per square foot described in this Section III.

IV.
Tenant will accept the Expansion Space in its as-is condition, subject to the installation of tenant improvements therein. Tenant Improvements to the Expansion Space will be made pursuant to the terms of the Workletter attached hereto.

V.
The existing Security Deposit under the Lease shall be increased by $60,938.27 (the increase meant to represent three (3) month’s base rent on the Expansion Premises at the rental rate per square foot applicable to Tenant’s last lease year). This increased Security Deposit amount will be remitted to landlord within five (5) business days of the execution of this Second Amendment.

VI.
The amount of unreserved parking spaces available to Tenant under the lease, after addition of the Expansion Space to the Premises, shall be increased to a total of twenty-eight (28) spaces. Rates and terms for parking shall be as described in Section 2.5 of the base lease.

VII.
Tenant hereby represents to Landlord that it has represented itself in this transaction and that no brokerage fee shall be due and payable by Landlord to any representative of itself as a result hereof.

VIII.	Except for those terms outlined above, all other terms and conditions of the existing Lease shall apply.

In witness hereof, the parties have executed this Second Amendment as of the date noted below.

TENANT:	LANDLORD:
BioNovo, Inc., a Delaware Corporation.	Emery Station Joint Venture, LLC, a California Limited Liability Company

By:__________________________________	By:_________________________________

Print Name:___________________________	Print Name:__________________________

Its:__________________________________	Its:_________________________________

Dated:	Dated:

EXHIBIT B
WORKLETTER AGREEMENT
(Allowance)

This Workletter Agreement ("Workletter") is attached to and a part of a certain Second Amendment executed concurrently herewith by Emery Station Joint Venture, LLC, a California limited liability company, as Landlord, and BioNovo, Inc, a Delaware Corporation, as Tenant, for the Expansion Space as described therein (the "Lease").

1.  Defined Terms. Capitalized terms used in this Workletter shall have the same meanings set forth in the Lease except as otherwise specified herein and except for terms capitalized in the ordinary course of punctuation. For purposes of this Workletter the following capitalized terms have the following meanings:

1.1. "Design Documents" means the layout plans and specifications for the real property improvements to be constructed by Landlord in the Premises which are the final product of the preliminary space planning and which (i) include, among other things, all partitions, doors, HVAC (heating, ventilating and air conditioning systems) distribution, ceiling systems, light fixtures, plumbing installations, electrical installations and outlets, telephone installations and outlets, any other installations required by Tenant, fire and life-safety systems, wall finishes and floor coverings, whether to be newly installed or requiring changes from the as-is condition of the Premises as of the date of execution of the Lease, all in sufficient detail for Landlord to commence preparation of the Construction Drawings (defined below); and (ii) comply with all Law as applicable and as interpreted at the time of construction of the Tenant Improvements (defined below), including, all building codes and the ADA (defined in the Lease);

1.2 "Construction Drawings" means the final architectural plans and specifications, and engineering plans and specifications, for the real property improvements to be constructed by Landlord in the Premises in sufficient detail to be submitted for governmental approvals and building permits and to serve as the detailed construction drawings and specifications for the contractor, and shall (i) include, among other things, all partitions, doors, HVAC (heating, ventilating and air conditioning systems) distribution, ceiling systems, light fixtures, plumbing installations, electrical installations and outlets, telephone installations and outlets, any other installations required by Tenant, fire and life-safety systems, wall finishes and floor coverings, whether to be newly installed or requiring changes from the as-is condition of the Premises as of the date of execution of the Lease; and (ii) comply with all Law as applicable and as interpreted at the time of construction of the Tenant Improvements (defined below), including all building codes and the ADA;

1.3 "Tenant Improvements" means all real property improvements to be constructed by Landlord as shown on the Construction Drawings, as they may be modified as provided herein; and

1.4 "Landlord Work" means the construction and installation of the Tenant Improvements.

2. Design Matters.

2.1. Landlord, through its architects and/or space planners ("Landlord's Architect"), shall prepare the Design Documents and the Construction Drawings, as they may be modified as provided herein, in accordance with the design specified by Tenant and reasonably approved by Landlord.

2.2. Tenant shall be responsible for the suitability for the Tenant's needs and business of the design and function of all Tenant Improvements. Tenant, at its own expense, shall devote such time and provide such instructions as may be necessary to enable Landlord to complete the matters described below, and Tenant shall approve such matters, within the times described below:

(a)  Tenant's written approval of the Design Documents within ten (10) business days of the signing of the Second Amendment; and

(b)  Tenant's written approval of a nonbinding preliminary estimate ("Landlord's Preliminary Estimate") provided by Landlord of the cost of the Tenant Improvements shown on the Design Documents within five (5) business days after receipt of such estimate as well as deposit with Landlord any Tenant’s Estimates Overage, as more fully described in Section 4 below; and

(c)  Tenant's written approval of the Construction Drawings within five (5) business days of receipt of them from Landlord’s architect.

3. Construction; Landlord’s Contribution; Tenant Improvement Costs.

3.1. Construction; Landlord's Contribution. Landlord, through its contractor, shall complete the construction of the Tenant Improvements in a good and workmanlike manner, up to a maximum cost to Landlord of $536,812.50 (equal $87.50 per rentable square foot of Expansion Space. ("Landlord's Maximum Contribution").

3.2. Tenant Improvement Costs. The cost of the Tenant Improvements ("Tenant Improvement Costs") to be paid by Landlord from, but not in excess of, Landlord's Maximum Contribution shall include:

(a)  The costs of Landlord's Architect and any other consultants retained by Landlord in connection with the preparation of Design Documents and Constructions Drawings, and engineering costs associated with completion of the State of California energy utilization calculations under Title 24 legislation;

(b)  All costs of obtaining from the City of Emeryville and any other governmental authority, approvals, building permits and occupancy permits, if any;

(c)  All costs of interior design and finish schedule plans and specifications including as-built drawings;

(d)  All direct and indirect costs of procuring, installing and constructing the Tenant Improvements, including: (i) the construction fee for overhead and profit and the cost of all on-site supervisory and administrative staff, office, equipment and temporary services rendered or provided by Landlord's contractor in connection with construction of the Tenant Improvements; and (ii) the cost of any services or utilities made available by Landlord;

(e)  Without limiting the generality of the foregoing, the Tenant Improvement Costs include all costs of designing, procuring, constructing and installing Tenant Improvements in compliance with Law as applicable and as interpreted at the time of construction of the Tenant Improvements, including with all building codes and the ADA; and

(f)  All fees payable to Landlord's architectural and engineering firm if it is required by Tenant to redesign any portion of the Tenant Improvements following Tenant's approval of the Construction Drawings, and all costs in connection with any approved Change Order in accordance with the provisions of this Workletter.

In no event shall the Tenant Improvement Costs include (i) any costs of procuring or installing in the Premises any trade fixtures, equipment, furniture, furnishings, telephone equipment, cabling for any of the foregoing, or other personal property ("Personal Property") to be used in the Premises by Tenant, and the cost of such Personal Property shall be paid by Tenant, or (ii) any costs or expenses of any consultants retained by Tenant with respect to design, procurement, installation or construction of improvements or installations, whether real or personal property, for the Premises.

3.3. Limitations of Landlord's Obligations. Upon Substantial Completion of the Tenant Improvements, Landlord shall have no further obligation to construct improvements or construct modifications to or changes in the Tenant Improvements, except to complete the punchlist of Landlord Work remaining to be completed or correct any part thereof not in compliance with the Construction Drawings and any approved modifications thereof, as provided in the Lease. If Landlord's Maximum Contribution exceeds the Tenant Improvement Costs, then Landlord agrees to credit Tenant the amount of such savings ratably against Tenant’s Monthly Base Triple Net Rent over the four (4) year term.

4. Costs of Tenant Improvements in Excess of Landlord’s Maximum Contribution. In advance of, and as a prerequisite to, Landlord’s commencing of construction of the Tenant Improvements, Tenant must deposit with Landlord cash covering any amount by which Landlord’s Preliminary Estimate exceeds an amount equal to $97.50 per rentable square foot of Expansion Space (i.e. $598,162.50, the total of Landlord’s Maximum Contribution and Landlord’s Additional Amortized tenant Allowance, as each is more fully defined below). Any such amount so paid shall be referred to as “Tenant’s Estimated Overage”. Failure by Tenant to make this payment within five (5) business days of receiving Landlord’s Preliminary Estimate shall constitute a Tenant Delay as defined in the Lease and in this Workletter.

As soon as reasonably available after substantial completion of the Tenant Improvements, Landlord shall notify Tenant in writing of the costs, if any, of the Tenant Improvements in excess of the Landlord's Maximum Contribution (such notification shall be referred to as "Landlord's Actual Cost Statement"). Within five (5) business days after receipt of Landlord's Actual Cost Statement, Tenant shall give Landlord a good check made payable to the order of Landlord in the amount of the excess cost of the Tenant Improvements over the sum of: a) Landlord's Maximum Contribution, and b) Tenant’s Estimated Overage. Tenant can elect to have Landlord cover the first costs above Landlord’s Maximum Contribution up to a maximum amount equal to $10 per rentable square foot of Expansion Space, namely $61,350.00 (“Additional Amortized Tenant Improvement Allowance”). Any amount of such Additional Amortized Tenant Improvement Allowance will be amortized monthly over the four years following substantial completion of the Expansion Space at an annual interest rate of 9.5%. In such authorization, Tenant may, pursuant to the provisions of this Workletter, request a Change Order (defined below) to the approved Construction Drawings to reduce or delete all or part of such excess costs, but any delay in completion of the Premises resulting from such request for a Change Order or from the changes so made or necessitated shall be chargeable as Tenant Delay. If such written authorization and check (if applicable) are not received by Landlord, Landlord shall not be obligated to commence work on the Premises and any resulting delay in the completion of the Premises shall be chargeable against Tenant as Tenant delay as provided in Section 6 of this Workletter and in the Lease.

5. Changes. If Tenant shall request any change, addition or alteration in the approved Construction Drawings, Landlord shall promptly give Tenant a written estimate of (a) the cost of engineering and design services and the construction contractor services to prepare a change order (the "Change Order") in accordance with such request, (b) the cost of work to be performed pursuant to such Change Order, and (c) the time delay expected because of such requested Change Order. Within three (3) business days following Tenant's receipt of the foregoing written estimate, Tenant shall notify Landlord in writing whether it approves such written estimate. If Tenant approves such written estimate and if such cost is in excess of Landlord's Maximum Contribution, Tenant shall accompany such approval with a good check made payable to the order of Landlord in the amount of the estimated cost of preparing the Change Order and performing the work thereto, and the foregoing shall constitute Landlord's authorization to proceed. If such written authorization, and check if required, are not received by Landlord within such three (3) business day period, Landlord shall not be obligated to prepare the Change Order or perform any work in connection therewith. Upon completion of the work of the Change Order and submission of the final cost thereof by Landlord to Tenant, Tenant shall promptly pay to Landlord any such additional amounts in excess of Landlord's Maximum Contribution.

6. Tenant Delay. If the Substantial Completion of the Tenant Improvements in the Premises is delayed due to Tenant Delay (defined in the Lease), then Tenant shall be responsible for all costs and any expenses occasioned by such delay, including any costs and expenses attributable to increases in labor or materials, and the provisions of Article Two of the Lease shall apply.

7. Entry by Tenant. Tenant may, with Landlord's written consent, which will not unreasonably be withheld, enter the Premises during construction and prior to the Commencement Date for the Premises solely for the purpose of installing Tenant's Personal Property (defined in Section 3.2 above) as long as such entry will not interfere with the timely and orderly construction and completion of the Premises. Tenant shall notify Landlord of its desired time(s) of entry and shall submit for Landlord's approval the scope of the work to be performed and the name(s) of the contractor(s) who will perform such work. Such work and such contractors shall be subject to Landlord's approval in the same manner as for work subject to Section 9.01(a) of the Lease. Such entry shall be without payment of Base Monthly Rent or Rent Adjustments, but such entry and all acts and omissions in connection with it are subject to and governed by all other provisions of the Lease, including Tenant's indemnification obligations, insurance obligations, obligations under Article Seven and the provisions of Section 9.02.

8. Force and Effect. The terms and conditions of this Workletter supplement the Lease and shall be construed to be a part of the Lease and are incorporated in the Lease. Without limiting the generality of the foregoing, any default by any party hereunder shall have the same force and effect as a default under the Lease. Should any inconsistency arise between this Workletter and the Lease as to the specific matters that are the subject of this Workletter, the terms and conditions of this Workletter shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Workletter as of the date first set forth in the Lease.

TENANT:
BIONOVO, INC.,
a Delaware Corporation

By:______________________________________
Print Name:________________________________
Its:______________________________________

By:______________________________________
Print Name:________________________________
Its:______________________________________
LANDLORD: EMERY STATION JOINT VENTURE, LLC, a California limited liability company By:_________________________________________ Richard K. Robbins, Managing Member